Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 23, 2021, except for the matter discussed in Note 8, as to which the date is November 30, 2021, and the matters discussed in Note 2 and Note 10, as to which the date is January 3, 2022, in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of CinCor Pharma, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

January 3, 2022